UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

(Rule 14c-101)

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

Check the appropriate box:
☒	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☐	Definitive Information Statement
CLARIENT, INC.
(Name of Registrant As Specified In Its Charter)
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CLARIENT, INC.

31 COLUMBIA

ALISO VIEJO, CALIFORNIA 92656

NOTICE OF STOCKHOLDER ACTION TAKEN BY WRITTEN CONSENT

To our Stockholders:

NOTICE IS HEREBY GIVEN that the board of directors of Clarient, Inc., a Delaware corporation (hereinafter the “Company,” “we,” “us” or “our”), has approved, and the holders of a majority of the outstanding shares of our common stock, par value $0.01 per share (the “common stock”), have executed an Action by Written Consent of Stockholders in Lieu of a Special Meeting approving the issuance and sale by the Company (the “Private Placement”) of up to 6,578,948 shares of Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), having the rights and preferences as set forth in the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of Clarient, Inc. (the “Certificate of Designations”) filed with the Secretary of State of the State of Delaware on March 26, 2009.  The issuance of all of the authorized Series A Preferred Stock will result in the issuance of approximately 34% of our voting securities outstanding immediately prior to such issuance and approximately 25% of our outstanding voting securities taking into account the issuance of the Series A Preferred Stock.

The accompanying information statement (this “Information Statement”) is being furnished to our stockholders for informational purposes only, pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, in connection with the proposed issuance of Series A Preferred Stock in the Private Placement.  Under the Delaware General Corporation Law, our Certificate of Incorporation and our bylaws, stockholder action may be taken by written consent without a meeting of stockholders.  The written consent of a majority of the outstanding shares of common stock is sufficient to approve the Private Placement.  Pursuant to Rule 14c-2(b) promulgated under the Exchange Act, the entire Private Placement will not be effected until at least twenty (20) calendar days following the mailing of the accompanying Information Statement to our stockholders.

Your consent regarding the Private Placement is not required and is not being solicited in connection with this corporate action.  The accompanying Information Statement will serve as notice pursuant to Section 228(e) of the Delaware General Corporation Law and the Exchange Act of the approval by less than the unanimous written consent of the stockholders of the Company with respect to the proposed issuance of shares.  We will first mail this Information Statement on or about April     , 2009 to stockholders of record as of March 25, 2009.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.  THE ACCOMPANYING MATERIAL IS BEING SENT TO YOU FOR INFORMATION PURPOSES ONLY.

By Order of the Board of Directors

Ronald A. Andrews
Vice Chairman and Chief Executive Officer

April     , 2009

1

CLARIENT, INC.

31 COLUMBIA

ALISO VIEJO, CALIFORNIA 92656

INFORMATION STATEMENT PURSUANT TO SCHEDULE 14C

THE ACCOMPANYING MATERIAL IS BEING SENT TO YOU FOR INFORMATION PURPOSES ONLY.  NO VOTE OR OTHER ACTION OF OUR STOCKHOLDERS IS REQUIRED IN CONNECTION WITH THIS INFORMATION STATEMENT.  WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.  THE APPROXIMATE DATE OF MAILING OF THIS INFORMATION STATEMENT IS APRIL     , 2009.

Clarient, Inc., a Delaware corporation (hereinafter the “Company,” “we,” “us” or “our”), is sending you this Information Statement solely for the purpose of informing you, as one of our stockholders, in the manner required under Regulation 14(c) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that our board of directors has previously approved, and the holders of a majority of the outstanding shares of common stock, par value $0.01 per share (the “common stock”), have previously executed an Action by Written Consent of Stockholders in Lieu of a Special Meeting approving the issuance and sale by the Company (the “Private Placement”) of up to 6,578,948 shares of Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), having the rights and preferences as set forth in the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of Clarient, Inc. (the “Certificate of Designations”) filed with the Secretary of State of the State of Delaware on March 26, 2009.  The issuance of all of the authorized Series A Preferred Stock will result in the issuance of approximately 34% of our voting securities outstanding immediately prior to such issuance and approximately 25% of our outstanding voting securities taking into account the issuance of the Series A Preferred Stock.  No vote or other action is requested or required on your part.

BRIEF QUESTIONS AND ANSWERS REGARDING THE PRIVATE PLACEMENT

Q1:                           What is the Private Placement?

A1:                            On March 25, 2009, we entered into a stock purchase agreement with Oak Investment Partners XII, Limited Partnership, a Delaware limited partnership (“Oak”), pursuant to which we agreed to sell and issue to Oak shares of our Series A Preferred Stock at a purchase price of $7.60 per share. The stock purchase agreement with Oak provides for multiple closings.  Oak has agreed to purchase, subject to closing conditions set forth in the stock purchase agreement, 5,263,158 shares of Series A Preferred Stock for aggregate consideration of $40 million in two closings.  In addition, the stock purchase agreement allows for up to two additional closings for an additional $10 million investment by Oak (for an additional 1,315,790 shares of Series A Preferred Stock) upon the mutual agreement of Oak and the Company.  The initial closing under the stock purchase agreement occurred on March 26, 2009, at which time we issued and sold 3,833,201 shares of Series A Preferred Stock to Oak.  The second closing under the stock purchase agreement is expected to occur within two business days following the meeting of all conditions to closing, including the effectiveness of the stockholder action described in this Information Statement.  Each share of Series A Preferred Stock is initially convertible into four shares of common stock, subject to adjustments for stock splits, recapitalizations and similar transactions. In addition, the Series A Preferred Stock is entitled to price-based anti-dilution protection.  If we issue all of the Series A Preferred Stock, the Series A Preferred Stock will initially be convertible into 26,315,792 million shares of common stock, or approximately 34% of our total shares outstanding prior to the Private Placement (and approximately 25% of our total shares outstanding subsequent to the Private Placement).  Additional information regarding the Private Placement is set forth below in the section entitled “Summary of Private Placement.”

Q2:                           Why is the Company selling the Series A Preferred Stock?

A2:                            We intend to use the proceeds of the Private Placement to repay certain indebtedness of the Company and for general working capital purposes (see “Reasons for Private Placement”).

Q3:                           Will the issuance of Series A Preferred Stock in the Private Placement dilute our existing stockholders’ percentage ownership of the Company?

A3:                            Our stockholders will incur immediate and substantial dilution of their percentage ownership in the Company if the Private Placement occurs and the Series A Preferred Stock is issued.  Based on the number of shares outstanding on March 25, 2009, if all 6,578,948 authorized shares of Series A Preferred Stock are issued, the aggregate ownership interest of our stockholders immediately prior to the issuance of the Series A Preferred Stock will be reduced to approximately 75% of the outstanding voting securities of the Company on an as-converted basis.  In addition, holders of common stock will experience additional dilution in the event that the holders of the Series A Preferred Stock are entitled to an adjustment to the conversion price of their shares due to dilutive issuances by the Company in the future.  Even though the percentage ownership interest of the holders of our outstanding common stock will be substantially reduced upon the issuance of the Series A Preferred Stock, the proceeds from the sale of the Series A Preferred Stock will provide the funds necessary to substantially advance our business and future prospects and will allow the Company to avoid the issuance of additional dilutive warrants to a lender of the Company. See “Reasons for Private Placement” below.

Q4:                           What actions were taken by the Action by Written Consent of the Stockholders in lieu of a Special Meeting?

A4:                            Pursuant to the Action by Written Consent of the Stockholders in lieu of a Special Meeting, dated as of March 25, 2009 (the “Record Date”), our stockholders holding at least a majority of the issued and outstanding shares of common stock approved the issuance and sale by the Company of up to 6,578,948 shares of Series A Preferred Stock having the rights and preferences set forth in the Certificate of Designations.  The issuance of all of the authorized Series A Preferred Stock will result in the issuance of approximately 34% of our voting securities outstanding immediately prior to such issuance and approximately 25% of our outstanding voting securities taking into account the issuance of the Series A Preferred Stock.  No vote or other action is requested or required on your part.

Q5:                           How many shares of common stock were voted in favor of the Private Placement?

A5:                            The approval of the Private Placement by written consent of our stockholders requires the consent of the holders of at least a majority of the outstanding shares of common stock as of the Record Date.  As of the Record Date, 77,195,120 shares of common stock were issued and outstanding and no shares of Series A Preferred Stock were issued and outstanding.  Each share of our common stock is entitled to one vote.  The holders of 46,483,821 shares of common stock, representing approximately sixty percent (60%) of the shares entitled to vote on the Record Date, executed the Action by Written Consent of the Stockholders in Lieu of a Special Meeting.  Consequently, no additional votes or consents are required to approve the Private Placement.

Q6:                           Why is the approval of the Company’s stockholders required to effect the Private Placement?

A6:                            We are subject to the Nasdaq Marketplace Rules because our common stock is currently listed on the NASDAQ Capital Market.  These rules require us to obtain stockholder approval for any issuance or sale of common stock, or securities convertible into or exercisable for common stock, that is (1) equal to 20% or more of our outstanding common stock before such issuance or sale and (2) at a price per share below the greater of book or market value at the time of such issuance or sale.  These rules also require stockholder approval of any issuance of voting stock that would result in a change in control of the issuer, which is defined as the ownership by any stockholder or group of affiliated stockholders of 20% or more of an issuer’s voting stock immediately following the issuance.  These rules apply to the sale and issuance of the Series A Preferred Stock because:

•                  Assuming the issuance of all of the authorized Series A Preferred Stock (each share of which is initially entitled to four votes per share), the Private Placement will result in the issuance of approximately 34% of the Company’s voting securities outstanding immediately prior to such issuance.

•                  The Certificate of Designations will provide holders of Series A Preferred Stock with certain anti-dilution rights which could reduce the conversion price of the Series A Preferred Stock (initially $1.90) as a result of the issuance by the Company of securities at a price less than such conversion price.  Pursuant to Nasdaq’s interpretive guidance, the presence of an anti-dilution provision that could cause the conversion price of a convertible security to be reduced to below the market value of the common stock immediately before the entering into of the binding agreement will cause the transaction to be viewed as a discounted issuance, even if the nominal price of the securities at closing is actually above the greater of book or market value.

•                  The issuance of the Series A Preferred Stock may constitute a change in control under the Nasdaq Marketplace Rules if issued to one single investor because such investor would beneficially own more than 20% of our outstanding voting securities following completion of the Private Placement.

For these reasons, we are required under Nasdaq Marketplace Rules to obtain stockholder approval prior to issuing the Series A Preferred Stock.  In addition, under the stock purchase agreement we entered into with Oak, we agreed to seek stockholder approval of the Private Placement.

Immediately prior to the initial closing of the Private Placement, 77,195,120 shares of our common stock were outstanding.  At that time, we could issue up to 19.9% of our common stock outstanding, or 15,361,828 shares, without prior stockholder approval pursuant to Nasdaq Marketplace Rules.  We issued 3,833,201 shares of Series A Preferred Stock in the initial closing of the Private Placement (initially convertible into 15,332,804 shares of common stock), leaving 2,745,747 shares of Series A Preferred Stock available for issuance subject to stockholder approval.

Q7:                           Why is the Company approving the Private Placement through a stockholder written consent in lieu of holding a stockholder meeting?

A7:                            Under the Delaware General Corporation Law, our Certificate of Incorporation and our bylaws, stockholder actions may be taken by written consent without a meeting of stockholders.  The written consent of the holders of a majority of the outstanding common stock is sufficient to approve the Private Placement.  The Company is not required to solicit the vote of any additional stockholders to effect the Private Placement.  However, the Company is obligated by the Delaware General Corporation Law and federal securities laws to provide this Information Statement to you in connection with the issuance of the Series A Preferred Stock in the Private Placement.

Q8:         Has the board of directors approved the Private Placement?

A8:                            Yes.  The board of directors approved the Private Placement on March 25, 2009.

Q9:                           When will the Private Placement be effective?

A9:                            Under applicable law, the Company was not required to obtain stockholder approval for the issuance of up to 19.9% of its outstanding voting securities.  As a result, on March 26, 2009, in the initial closing of the Private Placement, the Company issued and sold to Oak an aggregate of 3,833,201 shares of Series A Preferred Stock, initially convertible into 15,332,804 shares of common stock.  The Company will issue an additional 1,429,957 shares of Series A Preferred Stock to Oak in the second closing following the satisfaction of all conditions to the second closing contained in the stock purchase agreement with Oak (including the effectiveness of the stockholder approval of the Private Placement), which we anticipate to be on or around May     , 2009.  The additional issuance of up to an aggregate 1,315,790 shares of Series A Preferred Stock to Oak will become effective by mutual agreement of the parties and the satisfaction of the closing conditions contained in the stock purchase agreement with Oak.  In accordance with the federal securities laws, the issuance of shares in the Private Placement in excess of 19.9% of the Company’s voting securities will not be effected until at least twenty (20) calendar days following the mailing of this Information Statement.

Q10:       Am I entitled to dissenter’s rights in connection with the Private Placement?

A10:                     No.  The Delaware General Corporation Law does not provide for dissenter’s rights with respect to the Private Placement.

APPROVAL OF PRIVATE PLACEMENT

Reasons for Private Placement

As discussed in detail in the Company Annual Report filed on Form 10-K with the Securities and Exchange Commission (“SEC”) on March 19, 2009, we are an advanced oncology diagnostics services company.  To date, we have financed a portion of the Company’s operations through the incurrence of indebtedness.  In order to reduce the Company’s total outstanding indebtedness, we intend to pay down some or all of this indebtedness with the proceeds of the Private Placement.  See “Use of Proceeds” below. To this end, the board of directors and a majority of the holders of common stock have approved the Private Placement.  If we are unable to complete the Private Placement, we will be unable to fully relieve the Company of this indebtedness and we would be obligated to issue dilutive warrants to our majority owner, Safeguard Delaware, Inc., a Delaware corporation that is a wholly-owned subsidiary of another Delaware corporation, Safeguard Scientifics, Inc. (collectively, “Safeguard”), under our credit facility with Safeguard.  The terms of our credit facility with Safeguard provide that unless it is paid in full and terminated on or prior to May 31, 2009, Safeguard will be entitled to be issued warrants to purchase 750,000 shares of our common stock at a per share purchase price equal to 50% of the twenty-day average trading price of our common stock ending on May 31, 2009.  In addition, on the first day of each of the nine months beginning July 1, 2009, Safeguard would be entitled to be issued a warrant for 700,000 shares of common stock at a per share purchase price of $0.01 per share.

Oak

Oak is a private equity firm primarily dedicated to investing in high growth opportunities in various areas of business, including broadband internet and wireless communications, information technology and software outsourced services, consumer internet/new media, financial services technology, healthcare information and services, clean energy, and retail.  The firm’s management has substantial experience as a stage-independent investor that has funded more than 481 companies at key points in their lifecycle.  Oak has offices located in Westport, Connecticut, Minneapolis, Minnesota, and Palo Alto, California.  The above summary was provided to us by Oak.

Oak is an “accredited investor” as that term is defined in Rule 501 of Regulation D as promulgated by the SEC under Securities Act of 1933, as amended.

Summary of Private Placement

Assuming the Private Placement is completed in accordance with its terms, we expect the following:

•                  The Company will receive gross proceeds of $40 million in cash, with the possibility for an additional $10 million upon the mutual agreement of Oak and the Company.  Oak has agreed to purchase at least $40 million of Series A Preferred Stock, subject to closing conditions specified in the stock purchase agreement, including the Company’s representations and warranties remaining true through closing and no material adverse effect.  Upon the mutual agreement of the Company and Oak, this figure may be increased to up to $50 million.  We will deduct various transaction expenses from the gross proceeds, including a 2.75% fee payable to RBC Capital Markets Corporation.

•                  The Company will issue an aggregate of up to 5,263,158 shares of Series A Preferred Stock in the first two closings of the Stock Purchase Agreement and up to an additional 1,315,790 shares of Series A Preferred Stock in up to two subsequent closings in the event that the Company agrees to issue an additional $10 million of shares to Oak.

Pursuant to the terms of the Private Placement, the initial conversion price of the Series A Preferred Stock is $1.90 per share and each share of Series A Preferred Stock is initially convertible into four shares of common stock. The conversion price for the Series A Preferred Stock is subject to adjustment for stock splits, combinations, and other similar structural events.

Upon issuance of the Series A Preferred Stock, the holders of the Series A Preferred Stock will have the rights and preferences described in this Certificate of Designations, and will be entitled to four votes per share (as equitably adjusted only for stock splits, reverse stock splits, stock dividends and similar transactions).  Assuming the issuance of all of the authorized Series A Preferred Stock, the issuance of the Series A Preferred Stock in the Private Placement will amount to approximately 34% of the outstanding voting securities of the Company as of the Record Date and 25% of the total outstanding voting securities of the Company as measured subsequent to the Private Placement. In addition, upon a conversion into common stock, the number of shares of common stock issuable for each share of Series A Preferred Stock may increase in the event that the conversion price of the Series A Preferred Stock is adjusted for dilutive issuances, resulting in increased voting power for the holders of such conversion shares.

Because the holders of the Series A Preferred Stock will own a significant percentage of our voting securities, they may have considerable influence in determining the outcome of any corporate transaction or other matter submitted to our stockholders for approval, including, but not limited to the election of directors and the approval of corporate transactions.  In addition, the holders of the Series A Preferred Stock have the right to appoint two of the nine members of the board of directors.  Furthermore, so long as not less than 2,105,263 shares of Series A Preferred Stock remain outstanding, the Company has agreed to refrain from taking certain actions without the approval of a majority of the holders of the then-outstanding Series A Preferred Stock voting separately as a class.  See the section entitled “Terms of the Series A Preferred Stock-Voting Rights” for further discussion regarding the voting rights of the Series A Preferred Stock.

The rights and privileges of the Series A Preferred Stock may have an effect on our conduct of operations, financing, or investing.  See the sections below entitled “Terms of the Series A Preferred Stock—Voting Rights” and “Preemptive Rights” for more information regarding the rights and privileges of the Series A Preferred Stock which may affect our operational, financial, and or investment flexibility.

The ownership by the holders of the Series A Preferred Stock of a substantial percentage of our total voting power and the terms of the Series A Preferred Stock could make it more difficult and expensive for a third party to pursue a change in control of the Company, even if such change in control would generally be beneficial to our stockholders.

Sales in the public market of the common stock acquired upon any conversion of the Series A Preferred Stock could lower the trading price of our common stock and impair our ability to raise funds in additional stock offerings.  Additionally, the perception that the holders of the Series A Preferred Stock may engage in future sales of a substantial amount of our common stock could adversely affect the prevailing market price of the Company common stock and, potentially, make fundraising through an offering, public or otherwise, more difficult.

Board Representation

As described below under “Terms of the Series A Preferred Stock-Voting Rights,” the holders of the Series A Preferred Stock are entitled to elect up to two directors to the Company’s board of directors and the board of directors shall be comprised of nine members.  Effective upon the initial closing of the sale of Series A Preferred Stock to Oak, Dr. Michael Pellini and Mr. Jon Wampler resigned from the Company’s board of directors and two representatives of Oak were appointed to fill the vacancies caused by such resignations.

In the event that the shares of Series A Preferred Stock purchased by Oak are converted to common stock, the Company has agreed pursuant to the stock purchase agreement with Oak to request that the board of directors nominate or appoint two nominees of Oak for election to the board of directors so long as Oak and its affiliates own at least 16.67% of the outstanding voting securities of the Company.  In the event that the voting power of Oak and its affiliates falls below 16.67%, Oak has agreed to negotiate in good faith with the Company an appropriate amendment to its board representation rights in light of such diminished ownership. Oak’s board representation rights will terminate automatically in the event that its voting power (together with its affiliates) falls below 5% of the outstanding voting securities of the Company.

Also in connection with the initial closing of the Private Placement, the Company and its largest shareholder, Safeguard Delaware, Inc. (together with its affiliates, “Safeguard”), amended certain provisions of an existing securities purchase agreement between Safeguard and the Company. The amendment provides that Safeguard is entitled to nominate up to three directors until such time as Safeguard and/or its transferees hold less than 25% of the voting power of all outstanding securities of the Company, at which time they will have the right to nominate up to two directors.  In the event that the voting power of Safeguard and/or its transferees falls below 16.67%, Safeguard has agreed to negotiate in good faith with the Company an appropriate amendment to its board representation rights in light of such diminished ownership.  Safeguard’s board representation rights will terminate automatically in the event that Safeguard’s voting power (together with its affiliates) falls below 5% of the outstanding voting securities of the Company.

Registration Rights

We have agreed, upon certain terms and conditions, to register with the SEC the resale of the shares of common stock into which the shares of Series A Preferred Stock issued to Oak are convertible (including any shares of common stock issuable upon any conversion of any additional shares of preferred stock issued as a dividend or other distribution with respect to, or in exchange for or in replacement of, any of the shares of Series A Preferred Stock).  We have agreed to file the registration statement by December 26, 2009 and to use our best efforts to have the registration statement declared effective by the SEC no later than March 26, 2010.

Lockup Agreement

In the stock purchase agreement, Oak has agreed not to sell any shares of Series A Preferred Stock or any shares of common stock issuable upon any conversion of the Series A Preferred Stock for a period beginning on the initial closing date of the Private Placement and ending one year later.  The lockup will expire earlier in the event of certain change of control transactions involving the company and upon the breach of the Company’s obligations to Oak.  There are exceptions to this lockup agreement, such as transferring shares as a distribution to current or former partners or to affiliates, so long as the transferee agrees to comply with the lock up agreement.

Fees and Expenses

The Company has agreed to reimburse Oak for its reasonable legal fees and expenses actually incurred in the due diligence and negotiating and preparing the stock purchase agreement and the related transaction documents, up to an aggregate of $100,000.  Other than as set forth above, the Company and Oak are each responsible for its own expenses associated with the purchase and sale of the Series A Preferred Stock pursuant to the terms of the Private Placement.

We entered into an engagement letter with RBC Capital Markets Corporation (“RBC”) to act as our exclusive financial advisor and placement agent in connection with the Private Placement.  We are required to pay RBC an amount equal to 2.75% of the gross proceeds raised in the Private Placement plus reimburse RBC for certain expenses.  Based on the gross proceeds of $40 million in the Private Placement, we will be required to pay RBC up to an aggregate of $1,100,000, payable in installments in connection with each closing of the Private Placement.  The Company will also bear all expenses related to seeking stockholder approval of the Private Placement as well as its expenses associated with registering Oak’s shares as required by the registration rights agreement entered into Oak.  We estimate that our expenses for the Private Placement, including the fee payable to RBC, will be approximately $1,369,000.

Terms of the Series A Preferred Stock

General

The following discussion of the Series A Preferred Stock provides only a summary of the material terms and conditions of the Series A Preferred Stock.  For a more complete understanding of the Series A Preferred Stock, we urge you to review the copy of the form of Certificate of Designations attached as Annex A.

Conversion Rights

Each share of Series A Preferred Stock is initially convertible, at any time at the option of the holder of Series A Preferred Stock, into four shares of the Company’s common stock, subject to adjustments.  The Series A Preferred Stock will automatically convert into common stock if, at any time beginning 12 months after the initial closing, the Company’s common stock price is above

$4.75 per share (as adjusted for stock splits, combinations, recapitalizations and the like) for 20 trading days over a 30 consecutive day trading period (all of which trading days must fall more than 12 months after the initial closing under the stock purchase agreement with Oak).

The number of shares of common stock into which Series A Preferred Stock is convertible is determined by dividing the sum of the original issue price of the Series A Preferred Stock ($7.60) plus declared and unpaid dividends by the conversion price then in effect. The conversion price of the Series A Preferred Stock is $1.90, as adjusted for stock splits, combinations, consolidations, recapitalizations and the like.  The rate at which the Series A Preferred Stock converts into shares of common stock is also subject to broad-based weighted-average anti-dilution protection in the event that the Company issues additional shares at or below the then-applicable conversion price for the Series A Preferred Stock (initially, $1.90).  This provision will not be triggered, however, unless and until the Company issues shares that, when aggregated with all shares issued after the initial closing, have an aggregate offer or issue price exceeding $5.0 million. These anti-dilution provisions are subject to typical carve-outs, including carve-outs for issuances to employees pursuant to plans approved by our board of directors and issuances to vendors and banks in bona fide transactions, the primary purpose of which is not the raising of capital.

Because of the applicability of the Nasdaq Marketplace Rules, the maximum number of shares of common stock issuable upon conversion of the Series A Preferred Stock is limited to 15,332,804 shares until the approval of the Private Placement by our stockholders can be effected, which may not occur until twenty (20) calendar days have elapsed following the mailing of this Information Statement to our stockholders.

Voting Rights

The holders of the Series A Preferred Stock are entitled to vote on all matters together with the common stock on an as-converted basis.  Each share of Series A Preferred Stock is entitled to that number of votes equal to the number of shares of common stock issuable upon conversion of such share of Series A Preferred Stock, assuming that the Series A Preferred Stock had converted at the initial conversion price of $1.90 per share.  Based on the foregoing formula, each share of Series A Preferred Stock is entitled to four votes per share.

The Certificate of Designations also provides that the Series A Preferred Stock have special series voting rights.  As long as at least 2,105,263 shares of Series A Preferred Stock are outstanding (subject to adjustment for any stock splits, stock dividends or other recapitalizations), without the prior consent of the holders of at least a majority of the holders of the Series A Preferred Stock, the Company may not:

•                  amend or modify our certificate of incorporation or bylaws in any manner that adversely affects the Series A Preferred Stock;

•                  offer, sell, designate, authorize or issue any shares of any class or series of stock (other than common stock or the Series A Preferred Stock pursuant to the stock purchase agreement with Oak);

•                  redeem any shares of any class or series of our capital stock, other than the Series A Preferred Stock and other than redemptions or repurchases under employment arrangements approved by the board of directors;

•                  increase the size of our board of directors in excess of nine members;

•                  increase the number of shares of Series A Preferred Stock authorized pursuant to the Certificate of Designations or increase the number of authorized shares of preferred stock pursuant to our certificate of incorporation;

•                  issue any shares of Series A Preferred Stock, except pursuant to the stock purchase agreement with Oak; or

•                  pay or declare any dividend or make any other distribution on any common stock or other equity securities, other than the Series A Preferred Stock.

In addition, the holders of the Series A Preferred Stock are entitled to elect up to two directors to the Company’s board of directors until such time as a majority of the shares of Series A Preferred Stock issued under the stock purchase agreement with Oak have been converted into common stock or have been transferred by the initial holders thereof to an unaffiliated third party.

Dividends

The Series A Preferred Stock is entitled to receive dividends on each outstanding share of Series A Preferred Stock only when dividends are declared by our board of directors.  If any dividend is paid on the shares junior to the Series A Preferred Stock, the Series A Preferred Stock shall be entitled to receive such dividends on an as-converted basis.

Liquidation

Upon any liquidation of the Company, before any distribution or payment is made to any other stockholders, each holder of Series A Preferred Stock shall receive a liquidation payment.  The liquidation payment is the greater of (1) the initial purchase price for a share of the Series A Preferred Stock (subject to adjustment for any stock splits, stock dividends or other recapitalizations) plus all accrued but unpaid dividends thereon (whether or not declared) or (2) such amount per share of Series A Preferred stock as would have been payable had each share of preferred stock which is convertible into common stock been so converted immediately prior to such liquidation.

Preemptive Rights

So long as more than 2,105,263 shares of Series A Preferred Stock remain outstanding, then if at any time after the closing of the Private Placement we propose to issue any shares of or securities convertible into or exercisable for any shares of any class of our capital stock (“New Securities”), we must give written notice to the holders of Series A Preferred of such proposed and issuance, and the holders of Series A Preferred Stock shall then have the right to purchase their proportionate percentage of such New Securities assuming the issuance of such New Securities on the terms offered.

The preemptive rights with respect to New Securities do not apply to securities issued (1) pursuant to benefit plans, (2) in connection with an acquisition or merger, (3) to real estate lessors, vendors, banks, lenders, leasing companies or other financial institutions in transactions the primary purpose of which is not the raising of equity capital, (4) in connection with strategic collaborations, joint ventures, partnership or marketing, distribution, development or licensing agreements transactions, or (5) as rights pursuant to a stockholder rights plan (i.e., a “poison pill” plan) which does not treat Oak as an “acquiring person” (or similar definition adverse to Oak) and which does not treat any acquisition by Oak of shares of capital stock of the Company (or any options, rights, warrants or convertible securities) as a “triggering event” or “distribution event” (or other similar event which would cause ownership of capital stock by Oak or any such entity to cause a distribution event, flip over event or flip in event).

Redemption

At any time after the fourth anniversary of the initial closing under the stock purchase agreement, the Company may, at its option, redeem all outstanding Series A Preferred Stock for an amount equal to the full liquidation preference of such shares.

Absence of Market for Series A Preferred Stock

There is no established trading market for the Series A Preferred Stock.  We do not currently intend to list the Series A Preferred Stock on a national securities exchange or qualify the preferred stock for quotation on a stock exchange such as the Nasdaq Capital Market.  However, we have agreed to register the common stock issuable upon conversion of the Series A Preferred Stock issued to Oak in the Private Placement.  See the discussion above under the section entitled “Registration Rights.”

Use of Proceeds

The Company intends to use the proceeds from the Private Placement to repay in full the outstanding indebtedness of the Company under its credit facilities with Comerica Bank and Safeguard Delaware, Inc. and for general working capital.  As of March 25, 2009, the outstanding balance under the Comerica Bank facility was approximately $9.8 million and the outstanding balance under the Safeguard facility was approximately $19.3 million.  At the initial closing, we repaid Comerica Bank in full under the credit facility and we paid $14 million to Safeguard Delaware, Inc.  We intend to use additional proceeds to repay the Safeguard facility in full at the second closing.  In addition, we may use additional proceeds from the Private Placement to repay a portion of our indebtedness with Gemino Healthcare Finance, LLC. However, we have committed to maintain an outstanding balance of $3.0 million until its expiration on January 31, 2010 if the Company’s borrowing base availability is adequate during that period.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of March 15, 2009, about stockholders whom we believe are the beneficial owners of more than five percent of our outstanding common stock as well as information regarding stock ownership by our directors, executive officers, and directors and executive officers as a group.

As of March 15, 2009, 77,195,120 shares of common stock were outstanding and no shares of Series A Preferred Stock were outstanding.

Except as otherwise noted below, each person or entity named in the following table has the sole voting and investment power with respect to all shares of common stock that he, she or it beneficially owns.  The holders of our common stock are entitled to one vote for each outstanding share on matters submitted to our stockholders.  Shares covered by stock options or warrants are included in the table only to the extent that such options were exercisable as of March 15, 2009 or will become exercisable within 60 days after such date (i.e., which become exercisable by May 14, 2009).

Except as otherwise noted below, the address of each person or entity named in the following table is c/o Clarient, Inc., 31 Columbia, Aliso Viejo, California 92656.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class (3)
Safeguard Scientifics, Inc. (1)	49,287,294	(2)	61.6%
Ronald A. Andrews	997,444	(3)	1.3%
Peter J. Boni (4)	49,287,294	(4)	61.6%
James A. Datin (5)	—		—
Frank P. Slattery, Jr.	383,000	(6)	*
Dennis M. Smith, Jr., M.D.	317,316	(7)	*
Gregory D. Waller	54,000	(8)	*
Jon R. Wampler	123,000	(9)	*
Stephen T. Zarrilli (5)	—		—
David J. Daly	304,027	(10)	*
Raymond J. Land	30,500		*
Michael J. Pellini	120,000	(11)	*
All current directors and current executive officers as a group (11 persons)	2,329,287	(12)	3.0%

*                 Less than one percent of the total outstanding shares of common stock.

(1)          Safeguard Scientifics, Inc. is located at 435 Devon Park Drive, Building 800, Wayne, Pennsylvania 19087.

(2)          Includes 43,045,100 shares and 2,803,473 warrants beneficially owned by Safeguard Delaware, Inc (“SDI”) and 3,438,721 shares beneficially owned by Safeguard Scientifics (Delaware), Inc. (“SSDI”).  SDI and SSDI are wholly owned subsidiaries of Safeguard Scientifics, Inc.  Safeguard Scientifics, Inc. and each of SDI and SSDI have reported that Safeguard, together with each of SDI and SSDI, respectively, have shared voting and shared dispositive power with respect to the shares beneficially owned by each of SDI and SSDI, respectively, because Safeguard is the sole stockholder of each of SDI and SSDI.

(3)          Includes 936,944 of common stock covered by stock options exercisable on March 15, 2009 or within 60 days thereafter.

(4)          Includes 43,045,100 shares and 2,803,473 warrants beneficially owned by SDI and 3,438,721 shares beneficially owned by SSDI.  SDI and SSDI are wholly owned subsidiaries of Safeguard Scientifics, Inc.  Safeguard Scientifics, Inc. and each of SDI and SSDI have reported that Safeguard, together with each of SDI and SSDI, respectively, have shared voting and shared dispositive power with respect to the shares beneficially owned by each of SDI and SSDI, respectively, because Safeguard is the sole stockholder of each of SDI and SSDI.  Mr. Boni is the President and Chief Executive Officer of Safeguard Scientifics, Inc.  Mr. Boni disclaims beneficial ownership of these shares.

(5)          Excludes shares owned by Safeguard, of which Messrs. Datin and Zarrilli disclaim beneficial ownership.

(6)          Includes 93,000 shares of common stock covered by stock options exercisable on March 15, 2009 or within 60 days thereafter.

(7)          Includes 57,916 shares of common stock covered by stock options exercisable on March 15, 2009 or within 60 days thereafter.

(8)          Consists of 54,000 shares of common stock covered by stock options exercisable on March 15, 2009 or within 60 days thereafter.

(9)          Includes 89,000 shares of common stock covered by stock options exercisable on March 15, 2009 or within 60 days thereafter.

(10)    Includes 104,027 shares of common stock covered by stock options exercisable on March 15, 2009 or within 60 days thereafter.

(11)    Includes 100,000 shares of common stock covered by stock options exercisable on March 15, 2009 or within 60 days thereafter.

(12)    Includes an aggregate of 1,434,887 shares of common stock covered by stock options exercisable on March 15, 2009 or within 60 days thereafter.  Excludes shares and warrants owned by Safeguard, of which Messrs. Boni, Datin and Zarrilli disclaim beneficial ownership.

INTERESTS OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON

None of the persons who have served as our officers or directors, since the beginning of our last fiscal year, or any associates of such persons, have any substantial interest, direct or indirect, in the Private Placement, other than the interests held by such persons through their respective beneficial ownership of the shares of our capital stock (including options and warrants to purchase our capital stock) set forth above in the section entitled “Security Ownership of Certain Beneficial Owners and Management” and other than as set forth below. None of our directors opposed the Private Placement.

Prior to the Private Placement, Safeguard Delaware, Inc. and Safeguard Scientifics (Delaware), Inc. held approximately 60% of the voting securities of the Company.  Three of our directors, Stephen Zarrilli, Peter J. Boni, and James A. Datin, serve as executive officers of Safeguard Scientifics, Inc.  Safeguard Scientifics, Inc. is the parent company of Safeguard Delaware, Inc.  As discussed above under the section entitled “Use of Proceeds”, the Company used a portion of the proceeds from the Private Placement to satisfy debt owed to Safeguard Delaware, Inc.  At the initial closing of the Private Placement, Safeguard Delaware, Inc. received $14 million in partial satisfaction of the Company’s debt under its facility.  We intend to use the proceeds from the second closing of the Private Placement to repay our indebtedness under the Safeguard facility in full.

In addition, at the initial closing of the Private Placement, we used a portion of the proceeds to repay in full our indebtedness to Comerica Bank under the Comerica facility.  Safeguard Delaware, Inc. and Safeguard Scientifics (Delaware), Inc. had guaranteed our indebtedness under the Comerica facility.  In connection with the repayment in full of Comerica Bank at the initial closing, the guaranty was terminated in full.

EXPENSE OF INFORMATION STATEMENT

The expenses of mailing this Information Statement will be borne by us, including expenses in connection with the preparation and mailing of this Information Statement and all related materials.  It is contemplated that brokerage houses, custodians, nominees, and fiduciaries will be requested to forward this Information Statement to the beneficial owners of the Company common stock held of record by such person and that we will reimburse them for their reasonable expenses incurred in connection therewith.  Additional copies of this Information Statement may be obtained at no charge by writing us at:  31 Columbia, Aliso Viejo, California 92656  Attn: Corporate Secretary.

MISCELLANEOUS

Only one Information Statement is being delivered to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders sharing such address.  We undertake to deliver promptly upon request a separate copy of this Information Statement to any stockholder at a shared address to which a single copy of this Information Statement was delivered and provide instructions as to how the stockholder can notify us that the stockholder wishes to receive a separate copy of this Information Statement or other communications to the stockholder in the future.  In the event a stockholder desires to provide us with such a request, it may be given verbally by telephoning our offices at (949) 425-5700 or by mail to our address at 31 Columbia, Aliso Viejo, California 92656, Attn: Corporate Secretary.  In addition, stockholders sharing an address can request delivery of a single copy of annual reports or proxy statements if you are receiving multiple copies upon written or oral request to the Corporate Secretary at the address and telephone number stated above.

We file annual, quarterly and current reports, proxy statements, and registration statements with the SEC.  These filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov.  You may also read and copy any document we file with the SEC without charge at the public reference facility maintained by the SEC at 100 F Street, N.E., Washington, D.C.  20549.  You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C.  20549.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

Documents Incorporated By Reference

We have elected to “incorporate by reference” certain information into this Information Statement.  By incorporating by reference, we can disclose important information to you by referring you to another document we have filed separately with the SEC.  The information incorporated by reference is deemed to be part of this Information Statement, except for information incorporated by reference that is superseded by information contained in this Information Statement or incorporated by reference to a subsequent document that we filed with the SEC.  This Information Statement incorporates by reference Item 7 (Management’s Discussion and Analysis of Financial Condition and Results of Operation); Item 7A (Quantitative and Qualitative Disclosures about Market Risk); Item 8 (Financial Statements and Supplementary Data) and Item 9 (Changes in and Disagreements With Accountants on Accounting and Financial Disclosure) of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the SEC on March 19, 2009.  A copy of our Annual Report on Form 10-K will accompany this Information Statement.

Certain Current Reports on Form 8-K dated both prior to and after the date of this Information Statement are or will be furnished to the SEC and shall not be deemed “filed” with the SEC and will not be incorporated by reference into this Information Statement.  All documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this Proxy Statement and until the date of the Special Meeting are also incorporated by reference in this Information Statement and made a part of this Information Statement from the date we file the documents with the SEC.

You should rely only on the information contained or incorporated by reference in this Information Statement.  We have not authorized anyone else to provide you with different information.

Other Business

The board of directors knows of no other matters other than those described in this Information Statement which have been approved or considered by the holders of a majority of the shares of our common stock.

Notice

THE STOCKHOLDERS OF OUR COMPANY THAT CONSENTED TO THE ACTIONS DESCRIBED HEREIN OWN IN EXCESS OF THE REQUIRED NUMBER OF OUR OUTSTANDING VOTING SECURITIES TO CONSENT TO THESE ACTIONS UNDER THE DELAWARE GENERAL CORPORATION LAW.

ANNEX A

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF

SERIES A CONVERTIBLE PREFERRED STOCK

of

CLARIENT, INC.

Pursuant to Section 151 of the General Corporation Law
of the State of Delaware

I, the undersigned, Ronald Andrews, Chief Executive Officer of Clarient, Inc., a Delaware corporation (hereinafter called the “Corporation”), pursuant to the provisions of Sections 103 and 151 of the General Corporation Law of the State of Delaware, do hereby make this Certificate of Designations and do hereby state and certify that pursuant to the authority expressly vested in the Board of Directors of the Corporation by the Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), the Board of Directors duly adopted the following resolutions:

RESOLVED, that, pursuant to Article 4 of the Certificate of Incorporation (which authorizes an aggregate of 8,000,000 shares of preferred stock, $0.01 par value (“Preferred Stock”)), the Board of Directors hereby fixes the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of a series of Preferred Stock.

RESOLVED, that each share of such series of Preferred Stock shall rank equally in all respects and shall be subject to the following provisions:

Number and Designation.  6,578,948 shares of the Preferred Stock of the Corporation shall be designated as Series A Convertible Preferred Stock (the “Series A Preferred Stock”).

Definitions.  In addition to the capitalized terms elsewhere defined herein, the following terms, when used herein, shall have the meanings indicated, unless the context otherwise requires.

“Adjusted Conversion Price” means, with respect to any share of Series A Preferred Stock, at any time, the Initial Conversion Price of such share of Series A Preferred Stock, as adjusted from time to time pursuant to Section 6(g) hereof.

“Affiliate” means, with respect to any specified Person, any other Person which, directly or indirectly, controls, is controlled by or is under direct or indirect common control with, such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “affiliated,” “controlling,” and “controlled” have meanings correlative to the foregoing.

“Board of Directors” means the Board of Directors of the Corporation.

“Business Day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in Los Angeles, California generally are authorized or required by law or other governmental actions to close.

“Closing” has the meaning specified in the Stock Purchase Agreement.

“Common Stock” means the Corporation’s Common Stock, par value $0.01 per share.

“Convertible Securities” means any indebtedness or shares of stock convertible into or exchangeable for Common Stock, including the Series A Preferred Stock.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Excluded Securities” means Common Stock issued (or Common Stock deemed to have been issued pursuant to Section 6(g)(v) or Section 6(g)(vi)) or issuable at any time:

to officers, directors or employees of or consultants to the Corporation for compensation or incentive purposes pursuant to any warrant, stock grant, option agreement or plan, stock purchase plan or other employee stock incentive or compensation program or plan or employment agreement (including such plans under Section 423 of the Internal Revenue Code of 1986, as amended);

to real estate lessors, vendors, banks, lenders, leasing companies or other financial institutions in transactions the primary purpose of which is not the raising of equity capital,

pursuant to (A) the conversion or exercise of Options and Convertible Securities outstanding as of the date of the Stock Purchase Agreement, or (B) obligations of the Corporation existing as of the date of the Stock Purchase Agreement to issue shares of Common Stock, Options or Convertible Securities which are specifically disclosed on the schedules to the Stock Purchase Agreement, upon exercise or conversion of any security the issuance of which caused an adjustment under Section 6(g) hereof),

rights issued pursuant to a stockholder rights plan (i.e., a “poison pill” plan) which does not treat Oak as an “Acquiring Person” (or similar definition adverse to Oak) and which does not treat any acquisition by Oak of shares of capital stock of the Corporation (or any options, rights, warrants or convertible securities) as a “Triggering Event” or “Distribution Event” (or other similar event which would cause ownership of capital stock by Oak or any such entity to cause a distribution event, flip over event or flip in event), upon conversion of the Series A Preferred Stock or as a dividend or distribution on the Series A Preferred Stock,

in connection with a bona fide business acquisition of or by this Corporation approved by a majority of the disinterested directors of the Corporation, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, including without limitation, pursuant to the Strategic Transaction, or in connection with strategic collaborations, joint ventures, partnership or marketing, distribution, development or licensing agreements transactions) determined to be “strategic” by a majority of the disinterested directors of the Corporation.

“Initial Closing” has the meaning set forth in the Stock Purchase Agreement.

“Initial Conversion Price” means with respect to any share of Series A Preferred Stock, $1.90 per share of Series A Preferred Stock.

“Issue Date” for a share of Series A Preferred Stock means the first date of issuance of such share of Series A Preferred Stock by the Corporation, regardless of the number of times a transfer of such share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such share.

“Liquidation Preference” means, with respect to any share of Series A Preferred Stock, the sum of (i) $7.60 per whole share of Series A Preferred Stock (as adjusted for stock splits, reverse stock splits, stock dividends and similar transactions with respect to the Series A Preferred Stock) plus (ii) declared and unpaid dividends on such share of Series A Preferred Stock through the date of determination or payment.

“Market Price” means, with respect to the Common Stock, on any given day, (i), the closing price per share on such Principal Market or (ii) if the Common Stock is not listed or authorized for trading on the NASDAQ or any comparable system, the average of the closing bid and asked prices as furnished by two members of the Financial Industry Regulatory Authority selected from time to time by the Board of Directors (including the Series A Director(s), if any).  If the Common Stock is not listed on any securities exchange or listed and traded in a manner that the prices or quotations referred to above are available for the period required hereunder, the Market Price per share of Common Stock shall be deemed to be the fair value per share of such security as determined in good faith by the Board of Directors (including the Series A Director(s), if any).

“NASDAQ” means the NASDAQ Capital Market.

“Oak” means Oak Investment Partners XII, Limited Partnership and its Affiliates.

“Options” means any rights, warrants or options to subscribe for, purchase or otherwise acquire or receive Common Stock or Convertible Securities.

“outstanding”, when used with reference to shares of stock, means issued and outstanding shares, excluding shares held by the Corporation or a subsidiary.

“Person” means an individual, corporation, partnership, limited liability company, association, trust and any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Principal Market” means the principal securities exchange on which the Common Stock may at the time be listed, or if at such time the Common Stock is not so listed, the NASDAQ, or if the Common Stock is not traded on the NASDAQ, then the principal securities exchange or trading market for the Common Stock.

“Redemption Price” means, with respect to any share of Series A Preferred Stock to be redeemed in accordance with the provisions of this Certificate of Designations, an amount equal to the Liquidation Preference of such share of Series A Preferred Stock as of the date of determination.

“Safeguard” has the meaning set forth in the Stock Purchase Agreement.

“Series A Director(s)” has the meaning set forth in Section 9(d).

“Stock Purchase Agreement” means that certain Stock Purchase Agreement, dated on or about March 25, 2009, between the Corporation and Oak, as in effect from time to time in accordance with its terms.

“Strategic Transaction” has the meaning specified in the Stock Purchase Agreement.

“VWAP” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30 a.m., New York City Time, on the first trading day of the applicable thirty (30) consecutive trading day period described in Section 6(b) and ending at 4:00 p.m., New York City Time, on the last trading day in the applicable thirty (30) consecutive trading day period described in Section 6(b), as reported by Bloomberg Financial Markets, or any successor thereto (“Bloomberg”), through its “Volume at Price” functions or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30 a.m., New York City time, on the first trading day of the applicable thirty (30) consecutive trading period described in Section 6(b) and ending at 4:00 p.m., New York City Time, on the last trading day of the applicable thirty (30) consecutive trading day period described in Section 6(b), as reported by Bloomberg.  If the VWAP cannot be calculated for such security on any of the foregoing bases, the VWAP of such security shall be the fair market value as determined in good faith by the Board of Directors (including the Series A Director(s), if any).  All such determinations shall be appropriately adjusted for any stock dividend, stock split or other similar transaction during such period.

Rank.  The Series A Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding-up and dissolution, rank senior to all classes of Common Stock of the Corporation and to any other class or series of any class of Preferred Stock of the Corporation now outstanding.

Dividends.

The holders of shares of Series A Preferred Stock shall be entitled to receive dividends when, as and if declared by the Board of Directors of the Corporation.

In the event any dividends are declared and paid on another class or series of capital stock of the Corporation, whether cash or non-cash (other than dividends payable in Common Stock of the Corporation for which an adjustment to the Adjusted Conversion Price is made pursuant to Section 6(g) below), the holders of Series A Preferred Stock shall be entitled to such dividends declared and paid on such class or series of capital stock in proportion to the relative number of shares of Common Stock issuable to the holders of Series A Preferred Stock and held by or issuable upon conversion to the holders of such class or series of capital stock.

Liquidation Preference.

In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, subject to the rights of series of Preferred Stock that may from time to time come into existence, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of the Common Stock of the Corporation, the holders of the shares of Series A Preferred Stock shall be entitled to receive with respect to each share of Series A Preferred Stock held thereby an amount in cash equal to the greater of (i) the Liquidation Preference of such share of Series A Preferred Stock, or (ii) such amount per share of Series A Preferred Stock as would have been payable had each share of Preferred Stock which is convertible into Common Stock been so converted immediately prior to such liquidation, dissolution or winding up.  If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the shares of Series A Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid, then, subject to the rights of series of Preferred Stock that may from time to time come into existence, such assets, or the proceeds thereof, shall be distributed among the holders of shares of Series A Preferred Stock ratably in accordance with the respective amounts that would be payable on such shares of Series A Preferred Stock if all amounts payable thereon were paid in full.

Upon the completion of the distribution required by Section 5(a) and any other distribution that may be required with respect to any other series of Preferred Stock that may from time to time come into existence, subject to the rights of any other series of Preferred Stock that may from time to time come into existence, if assets remain in the Corporation, the holders of the Common Stock of the Corporation shall receive the distribution of the remaining assets, or the proceeds thereof.

Notwithstanding anything else in this Certificate of Designations, unless otherwise agreed by holders of at least a majority of the then outstanding shares of Series A Preferred Stock, a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation shall be deemed to include (A) (i) the acquisition of the Corporation by another Person by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger, consolidation or similar transaction, whether of the Corporation with or into any other Person or Persons or of any other Person or Persons with or into the Corporation, but excluding any merger effected exclusively for the purpose of changing the domicile of the Corporation); or (ii) a sale of all or substantially all of the assets of the Corporation on a consolidated basis; provided that a consolidation or merger as a result of which the holders of capital stock of the Corporation immediately prior to such merger or consolidation possess (by reason of such holdings) 50% or more of the voting power of the corporation surviving such merger, consolidation or similar transaction (or other Person which is the issuer of the capital stock into which the capital stock of the Corporation is converted or exchanged in such merger or consolidation) shall not be treated as a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation within the meaning of this Section 5, (B) a transaction or series of transactions in which a person or group of persons (as defined in Rule 13d-5(b)(1) of the Exchange Act) (excluding Oak and, until the consummation of the Second Closing (if any) under the Stock Purchase Agreement, Safeguard) acquires beneficial ownership (as determined in accordance with Rule 13d-3 of the Exchange Act) of more than 50% of the voting power of the Corporation, or (C) the sale or exclusive license of all or substantially all of the intellectual property rights of the

Corporation and its subsidiaries.  The Corporation shall take all steps necessary to ensure that no liquidation, dissolution or winding up transaction shall be effected without compliance with this Section 5.  Without limiting the foregoing, if necessary in order to accomplish the objectives of this Section 5, the Corporation may make payment of the Liquidation Preference of the Series A Preferred Stock by way of redemption of the outstanding shares of Series A Preferred Stock immediately after the consummation of the liquidation, dissolution or winding up. Notwithstanding anything contained herein to the contrary, the Strategic Transaction shall not constitute a liquidation, dissolution or winding up for purposes of this Section 5.

Conversion. Shares of Series A Preferred Stock shall be convertible into Common Stock on the terms and conditions set forth in this Section 6.

Right to Convert.  Subject to the provisions of this Section 6, each holder of shares of Series A Preferred Stock shall have the right, at any time, at such holder’s option, to convert any or all outstanding shares of Series A Preferred Stock, in whole or in part, into fully paid and non-assessable shares of Common Stock.

Automatic Conversion.  In the event that, at any time after the 12-month anniversary of the Initial Closing, the VWAP of a share of Common Stock exceeds $4.75 per share (subject to adjustment for stock splits, reverse stock splits, stock dividends and similar transactions with respect to the Common Stock) for any twenty (20) trading days within a thirty (30) consecutive trading day period which commences no sooner than the 12-month anniversary of the Initial Closing (a “Mandatory Conversion Event”), each outstanding share of Series A Preferred Stock shall automatically be converted into Common Stock as set forth in this Section 6 and in accordance with Section 6(d)(ii) hereof.

Conversion Rate.  The number of shares of Common Stock deliverable upon the conversion hereunder of a share of Series A Preferred Stock as of any date shall be an amount equal to (A) the sum of (x) $7.60 plus (y) declared and unpaid dividends upon such share through the conversion date, divided by (B) the Adjusted Conversion Price of such share of Series A Preferred Stock (the “Conversion Rate”).

Conversion Mechanics.

Optional Conversion.

In order to exercise the right to convert pursuant to Section 6(a), the holder of the shares of Series A Preferred Stock to be converted shall surrender the certificate representing such shares of Series A Preferred Stock (or a lost stock affidavit and indemnity therefor reasonably acceptable to the Corporation), duly endorsed, at the principal corporate office of the Corporation, with a written notice of election to convert completed and signed, specifying the number of shares of Series A Preferred Stock to be converted and the name or names in which the certificate or certificates for shares of Common Stock are to be issued.  Unless the shares issuable on conversion are to be issued in the same name as the name in which such shares of Series A Preferred Stock are registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or the holder’s duly authorized attorney.

As promptly as practicable after the surrender by a holder of certificates for shares of Series A Preferred Stock as aforesaid, the Corporation shall issue and shall deliver to such holder, or on the holder’s written order to the holder’s transferee, (w) a certificate or certificates for the whole number of shares of Common Stock issuable upon the conversion of such shares in accordance with the provisions of this Section 6, (x) any cash adjustment required pursuant to Section 6(f) hereof and (y) in the event of a conversion in part, a certificate or certificates for the whole number of shares of Series A Preferred Stock not being so converted.

Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for shares of Series A Preferred Stock shall have been surrendered to the Corporation for conversion and such notice received by the Corporation as aforesaid, and the person in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder of record of the shares of Common Stock represented thereby at such time on such date.  All shares of Common Stock delivered upon conversion of the Series A Preferred Stock will upon delivery be duly and validly issued and fully paid and non-assessable, free of all liens and charges and not subject to any preemptive rights.  Upon the surrender of certificates representing shares of Series A Preferred Stock, such shares shall no longer be deemed to be outstanding and all rights of a holder with respect to such shares surrendered for conversion shall immediately terminate except the right to receive the Common Stock and other amounts payable pursuant to this Section 6 and a certificate or certificates representing shares of Series A Preferred Stock not converted.  If the conversion is in connection with a liquidation, dissolution or winding up of the Corporation, the conversion may, at the option of the holder tendering Series A Preferred Stock for conversion, be conditioned upon the closing of such liquidation, dissolution or winding up, in which event the Persons entitled to receive the Common Stock upon conversion of the Series A Preferred Stock shall not be deemed to have converted such Series A Preferred Stock until immediately prior to the closing of such sale of securities.

Mandatory Conversion.  Upon the occurrence of a Mandatory Conversion Event, all holders of shares of Series A Preferred Stock shall surrender to the Corporation for cancellation the original stock certificates, as the case may be, duly endorsed for cancellation and such shares of Series A Preferred Stock shall be deemed to have been converted in accordance with this Section 6 as of the date of the occurrence of the Mandatory Conversion Event.

Reservation of Common Stock.  The Corporation covenants that, during the period when conversion rights exist, the Corporation will at all times reserve from its authorized and unissued Common Stock a sufficient number of shares of Common Stock to permit conversion in full of the outstanding shares of Series A Preferred Stock at the Conversion Rate.  The Corporation agrees that its issuance of Series A Preferred Stock shall constitute full authority to its officers and agents who are charged with the duty of executing stock certificates to execute and issue promptly the necessary certificates for shares of Common Stock upon the conversion of Series A Preferred Stock.

No Fractional Shares.  In connection with the conversion of any shares of Series A Preferred Stock, no fractions of shares of Common Stock shall be issued, but in lieu thereof the Corporation shall pay a cash payment to the holder thereof in respect of such fractional interest in an amount equal to such fractional interest multiplied by the Market Price per share of Common Stock on the day on which such shares of Series A Preferred Stock are deemed to have been converted (or the Market Price per share of Common Stock on the Business Day immediately preceding such day if the day on which such shares of Series A Preferred Stock are deemed to have been converted is not a Business Day).

Adjustments.  The Adjusted Conversion Price shall be subject to adjustment from time to time as follows:

If the Corporation shall at any time after the Initial Closing (A) declare a dividend or make a distribution on Common Stock payable in Common Stock, (B) subdivide or split the outstanding Common Stock, (C) combine or reclassify the outstanding Common Stock into a smaller number of shares, (D) issue any shares of its capital stock in a reclassification of Common Stock (including any such reclassification in connection with a consolidation or merger in which the Corporation is the continuing corporation), or (E) consolidate with, or merge with or into, any other Person, the Adjusted Conversion Price in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, split, combination, consolidation, merger or reclassification shall be proportionately adjusted so that the conversion of the Series A Preferred Stock after such time shall entitle the holder to receive the aggregate number of shares of Common Stock or other securities of the Corporation (or shares of any security into which such shares of Common Stock have been combined, consolidated, merged or reclassified pursuant to clause (g)(i)(C), (g)(i)(D) or (g)(i)(E) above of this Section 6) which, if the Series A Preferred Stock had been converted immediately prior to such time, such holder would have owned upon such conversion and been entitled to receive by virtue of such dividend, distribution, subdivision, split, combination, consolidation, merger or reclassification, assuming for purposes of such calculation that such holder of Common Stock of the Corporation (x) is not a Person with which the Corporation consolidated or into which the Corporation merged or which merged into the Corporation or to which such recapitalization, sale or transfer was made, as the case may be (“constituent person”), or an Affiliate of a constituent person and (y) failed to exercise any rights of election as to the kind or amount of securities, cash and other property receivable upon such reclassification, change, consolidation, merger, recapitalization, sale or transfer (provided, that if the kind or amount of securities, cash and other property receivable upon such reclassification, change, consolidation, merger, recapitalization, sale or transfer is not the same for each share of Common Stock of the Corporation held immediately prior to such reclassification, change, consolidation, merger, recapitalization, sale or transfer by other than a constituent person or an Affiliate thereof and in respect of which such rights of election shall not have been exercised (“non-electing share”), then for the purpose of this Section 6(g) the kind and amount of securities, cash and other property receivable upon such reclassification, change, consolidation, merger, recapitalization, sale or transfer by each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares).  Such adjustment shall be made successively whenever any event listed above shall occur.

Notwithstanding anything in this Certificate of Designations to the contrary, no adjustment in the Adjusted Conversion Price shall be effectuated, or required to be effectuated, pursuant to Sections 6(g)(iii), (v) and (vi) unless and until the Corporation issues or is deemed to have issued shares of Common Stock (other than Excluded Securities) which, when aggregated with all shares of Common Stock (other than Excluded Securities) issued or deemed to have been issued by the Corporation after the Initial Closing (other than shares of Common Stock issued or deemed to have been issued pursuant to the terms of the Stock Purchase Agreement) have an aggregate Market Price at the date of such issuance or deemed issuance in excess of $5,000,000, at which time adjustments in the Adjusted Conversion Price pursuant to this Section 6 shall be effectuated, and be required to be effectuated, hereunder with respect to all issuances or deemed issuances of Common Stock that are in excess of such $5,000,000 amount, as if all such issuances occurred on the date such threshold is exceeded.

If the Corporation shall issue any Common Stock (other than Excluded Securities) at any time subsequent to the Initial Closing without consideration or for a consideration per share less than the Adjusted Conversion Price in effect immediately prior to the issuance of such of such Common Stock, then the Adjusted Conversion Price to be in effect after such issuance shall be determined by multiplying the Adjusted Conversion Price in effect immediately prior to such issuance by a fraction, (A) the numerator of which shall be the aggregate number of shares of Common Stock outstanding immediately before such issuance or sale, plus the aggregate number of shares of Common Stock into which the outstanding shares of Series A Preferred Stock are convertible immediately before such issuance or sale, plus the aggregate number of shares of Common Stock that the aggregate consideration received by the Corporation upon such issuance would purchase at the Adjusted Conversion Price then in effect and (B) the denominator of which shall be the aggregate number of shares of Common Stock outstanding immediately before such issuance, plus the aggregate number of shares of Common Stock into which the outstanding shares of Series A Preferred Stock are convertible immediately before such issuance, plus the aggregate number of shares of Common Stock so issued; provided that, for purposes of this Section 6(g)(iii), all shares of Common Stock issuable upon conversion of all outstanding shares of Preferred Stock and all outstanding Convertible Securities, and upon exercise of all outstanding Options, shall be deemed to be outstanding.

For purposes of making any adjustment required under Section 6(g)(iii), Section 6(g)(v), and Section (6)(g)(vi), the value of the consideration received by the Corporation for any issuance or sale of securities shall:

insofar as it consists of cash, be computed as the aggregate of cash received by the Corporation (before deducting any discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof);

insofar as it consists of property other than cash (subject to clause (C) below), be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors;

insofar as it consists of securities, be computed as follows (1) the market price thereof (computed in a manner similar to the definition of “Market Price” of Common Stock) averaged over a period of fifteen (15) consecutive trading days consisting of the day as of which the current fair market value of such securities is being determined (or if such day is not a trading day, the trading day next preceding such day) and the fourteen (14) consecutive trading days prior to such day, or (2) if on the date for which current fair market value is to be determined such securities are not listed on any securities exchange or quoted on the NASDAQ or the over-the-counter market, the current fair market value of such securities shall be the highest price per share which the Corporation could then obtain from a willing buyer (not a current employee or director) for such securities sold by the Corporation, from authorized but unissued shares, as determined in good faith by the Board of Directors of the Corporation, unless prior to such date the Corporation has become subject to a merger, acquisition or other consolidation pursuant to which the Corporation is not the surviving party, in which case the current fair market value of such securities shall be deemed to be the value received by the holders of such securities for each share thereof pursuant to the Corporation’s acquisition; or

if shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) through (C) above, as determined in good faith by the Board of Directors; provided, however, that if the holders of a majority of the then-outstanding shares of Series A Preferred Stock shall object to any such determination within ten (10) days of receipt of notice of such issuance, and the parties cannot agree on such value within ten (10) days of the date such value is to be determined, then the Board of Directors shall retain an independent appraiser reasonably satisfactory to such holders to determine such fair market value.  The fees and expenses of the appraiser chosen pursuant to the provisions above shall be shared equally by the parties.  In the event that shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, the holders of Series A Preferred Stock shall be notified promptly of such event and furnished with a description of the consideration and the fair market value thereof, as determined by the Board of Directors.

Except for and with respect to Excluded Securities, in the event that at any time subsequent to the Initial Closing the Corporation fixes a record date for the issuance of Options or Convertible Securities to the holders of its Common Stock at a price per share of Common Stock (or having a conversion price per share of Common Stock, if a Convertible Security) less than the Adjusted Conversion Price in effect on such record date, the maximum number of shares of Common Stock issuable upon exercise of such Options (or conversion or exchange of such Convertible Securities) shall be deemed to have been issued and outstanding as of such record date and the Adjusted Conversion Price then in effect shall be adjusted pursuant to Section 6(g)(iii) hereof as though such maximum number of shares of Common Stock had been so issued for the aggregate consideration payable by the holders of such Options or Convertible Securities prior to their receipt of such shares of Common Stock.  In case any portion of such consideration shall be in a form other than cash, the fair market value of such noncash consideration shall be determined as set forth in Section 6(g)(iv) hereof.  Such adjustment shall be made successively whenever such record date is fixed; and in the event that such Options are not so issued or expire unexercised, or in the event of a change in the number of shares of Common Stock to which the holders of such Options are entitled (other than pursuant to adjustment provisions therein comparable to those contained in this Section 6(g)), the Adjusted Conversion Price then in effect shall again be adjusted to be the Adjusted Conversion Price which would then be in effect if such record date had not been fixed, in the former event, or the Adjusted Conversion Price which would then be in effect if such holder had initially been entitled to such changed number of shares of Common Stock, in the latter event.

Except for and with respect to Excluded Securities, in the event that at any time subsequent to the Initial Closing the Corporation issues Options or Convertible Securities, and the price per share of Common Stock of such Options or Convertible Securities (including, in the case of Options, the price at which they may be exercised) is less than the Adjusted Conversion Price then in effect, the maximum number of shares of Common Stock issuable upon exercise of such Options or upon conversion or exchange of such Convertible Securities shall be deemed to have been issued and outstanding as of the date of such sale or issuance, and the Adjusted Conversion Price shall be adjusted pursuant to Section 6(g)(iii) hereof as though such maximum number of shares of Common Stock had been so issued for an aggregate consideration equal to the minimum aggregate consideration paid for such Options or Convertible Securities and the aggregate consideration payable by the holders of such Options or Convertible Securities prior to their receipt of such shares of Common Stock.  In case any portion of such consideration shall be in a form other than cash, the fair market value of such noncash consideration shall be determined as set forth in Section 6(g)(iv) hereof.  Such adjustment shall be made successively whenever such Options or Convertible Securities are issued; and in the event that such Options expire unexercised, or in the event of a change in the number of shares of Common Stock to which the holders of such Options or Convertible Securities are entitled (other than pursuant to adjustment provisions therein comparable to those contained in this Section 6(g)), the Adjusted Conversion Price shall again be adjusted to be the Adjusted Conversion Price which would then be in effect if such Options or Convertible Securities had not been issued, in the former event, or the Adjusted Conversion Price which would then be in effect if such holders had initially been entitled to such changed number of shares of Common Stock, in the latter event.  No adjustment of the Adjusted Conversion Price Factor shall be made pursuant to this Section 6(g)(vi) to the extent that the Adjusted Conversion Price shall have been adjusted pursuant to Section 6(g)(v) hereof upon the setting of any record date relating to such Options or Convertible Securities and such adjustment fully reflects the number of shares of Common Stock to which the holders of such Options or Convertible Securities are entitled and the price payable therefor.

No adjustment to the Adjusted Conversion Price pursuant to this Section 6(g) shall be required unless such adjustment would require an increase or decrease of at least $.01 in the Adjusted Conversion Price; provided however, that any adjustments which by reason of this Section 6(g)(vii) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.  All calculations under this Section 6(g) shall be made to the nearest four decimal points.

In the event that, at any time as a result of the provisions of this Section 6(g), the holder of Series A Preferred Stock upon subsequent conversion shall become entitled to receive any shares of capital stock of the Corporation other than Common Stock, the number of such other shares so receivable upon conversion of Series A Preferred Stock shall thereafter be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions contained herein.

Notwithstanding anything to the contrary contained herein, the Corporation shall not be obligated to issue more than an aggregate of 15,332,804 shares of Common Stock (as adjusted for stock splits, reverse stock splits, stock dividends and similar transactions with respect to the Common Stock) upon the conversion of the shares of Series A Preferred Stock under this Section 6 in breach of the Corporation’s obligations under the NASDAQ rules and regulations, except that such limitation shall not apply in the event that the Corporation obtains the approval of its stockholders as required by the applicable NASDAQ rules and regulations (or any successor rule or regulation) for issuances of Common Stock in excess of such amount (“Stockholder Approval”).  In order to enforce the foregoing restriction, until Stockholder Approval is obtained, the holders of Series A Preferred Stock shall not be entitled to receive additional shares of Common Stock upon conversion, or obtain greater voting rights, as a result of (i) any price based anti-dilution as set forth in this Section 6 or (ii) any other anti-dilution adjustments pursuant to this Section 6 (provided that with respect to this clause (ii), only to the extent such conversion price adjustment would violate the NASDAQ rules and regulations); provided, however, the Conversion Rate shall still be adjusted in accordance with the provisions of this Section 6.

In the event that the Corporation is, at the time of any conversion of shares of Series A Preferred Stock under this Section 6 (each, a “Conversion”), prohibited from issuing all of the shares of Common Stock then issuable upon such Series A Preferred Stock as a result of clause (A) above, the Corporation shall:

convert the maximum aggregate number of such shares of Series A Preferred Stock permitted under clause (A) above into Common Stock in accordance with this Section 6 at the then existing Conversion Rate (for the sake of clarity, which is not affected by clause (A) above);

redeem, pro rata from such holders of Series A Preferred Stock subject to the Conversion (the “Converting Series A Holders”), the maximum aggregate number of shares of Series A Preferred Stock held by the Converting Series A Holders which are subject to such Conversion but which the Corporation was prohibited from converting into Common Stock as a result of clause (A) above, to the extent that the Corporation has funds legally available therefore.  Such redemption shall occur within fifteen (15) days of the Conversion (or, if earlier, immediately prior to the consummation a liquidation, dissolution or winding up of the Corporation, as defined in Section 5(c), such date being referred to as the “Conversion Redemption Date”) and such shares shall be redeemed at a price per share equal to the Redemption Price as of the Conversion Redemption Date; and

any shares subject to the Conversion that are unable to be redeemed by the Corporation by the Conversion Redemption Date shall automatically forfeit their conversion rights and shall be redeemed by the Corporation as soon as funds are legally available for such purpose with interest accruing on the Redemption Price at the rate of twelve percent (12%) per annum, compounding monthly, from the Conversion Redemption Date.

The Corporation shall deliver to each Converting Series A Holder the aggregate Redemption Price payable thereto hereunder with respect to the shares of Series A Preferred Stock actually redeemed pursuant to this clause (C) above within ten (10) Business Days after such holder has delivered to the Corporation the original stock certificate(s) representing the shares of Series A Preferred Stock to be redeemed (or a lost stock affidavit and indemnity therefor reasonably acceptable to the Corporation), duly endorsed for transfer or accompanied by a stock power executed in blank.  Until such time as any accrued but unpaid Redemption Price payable for or with respect to the shares of Series A Preferred Stock subject to the Conversion has been paid in full, the Corporation shall be prohibited, without the prior written consent of the holders of such shares of Series A Preferred Stock not yet redeemed, from declaring or paying any cash dividends on or with respect to the Corporation’s outstanding capital stock, repurchasing any shares of outstanding capital stock (except pursuant to Section 7 of this Certificate of Designations so long as such redemptions occur simultaneously) or making any distribution with respect to its capital stock.  The Corporation shall promptly notify the holders of any shares of Series A Preferred Stock still to be redeemed under clause (B)(iii) when the Corporation has funds legally available for such purpose and the Corporation shall promptly effect such additional redemption.  Any redemption under this Section 6(g)(ix) shall be pro rata among the Converting Series A Holders based on the number of shares of Series A Preferred Stock subject to the Conversion.

Upon the occurrence of each adjustment or readjustment of the Initial Conversion Price or any subsequent Adjusted Conversion Price pursuant to this Section 6, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish by certified or registered mail to each holder, if any, of Series A Preferred Stock outstanding at such holder’s address shown in the Corporation’s registry, a certificate setting forth such adjustment or readjustment and showing in reasonable detail the facts upon which such adjustment or readjustment is based and shall file a copy of such certificate with its corporate records.  The Corporation shall also, upon the written request of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments and readjustments, (ii) the Adjusted Conversion Price then in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of Series A Preferred Stock.  Despite such adjustment or readjustment, the form of each or all Series A Preferred Stock certificates, notwithstanding if the same shall reflect the Initial Conversion Price or any subsequent Adjusted Conversion Price, need not be changed in order for the adjustments or readjustments to be valid in accordance with the provisions of this Certificate of Designations, which shall control.

The Corporation shall pay any and all documentary, stamp, issue or transfer taxes, and any other similar taxes payable in respect of the issue or delivery of shares of Common Stock upon conversion of shares of Series A Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the holder of the shares of Series A Preferred Stock to be converted and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax or has established, to the reasonable satisfaction of the Corporation, that such tax has been paid.

No adjustment to the Initial Conversion Price or any subsequent Adjusted Conversion Price shall reduce the Adjusted Conversion Price below the then par value of the Common Stock.

Any notice required by the provisions of this Certificate of Designations to be given to the holders of Series A Preferred Stock shall be deemed given (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); (iii) one (1) Business Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same; or (iv) three (3) days after deposit in the U.S. Mail.

Redemption.

At any time after the fourth anniversary of the Initial Closing, subject to Section 7(e), the Corporation may (but shall not be obligated to) redeem, out of funds legally available therefor, the shares of Series A Preferred Stock that have not been converted into Common Stock pursuant hereto before the time of such redemption (the date of such redemption being referred to herein as the “Corporation Redemption Date”). The Corporation shall redeem the shares of Series A Preferred Stock by paying in cash an amount per share equal to Redemption Price as of the Corporation Redemption Date.

At least thirty (30), but no more than forty five (45) days prior to the Corporation Redemption Date, written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is sent) of the Series A Preferred Stock, at the address last shown on the records of the Corporation for such holder, (i) notifying such holder of the redemption to be effected, the Corporation Redemption Date, the

Redemption Price, and the place at which payment may be obtained, (ii) calling upon such holder to surrender to the Corporation, in the manner and at the place designated in the Redemption Notice, the holder’s certificate or certificates representing the shares to be redeemed (or lost stock affidavits and indemnities therefor reasonably acceptable to the Corporation) and (iii) including a certificate signed by the Chief Executive Office and Chief Financial Officer of the Corporation that the conditions set forth in Section 7(e) below have been satisfied in full (the “Redemption Notice”). Except as provided herein, on or after the Corporation Redemption Date each holder of Series A Preferred Stock to be redeemed shall surrender to this Corporation the certificate or certificates representing the shares of Series A Preferred Stock to be redeemed (or lost stock affidavits therefor reasonably acceptable to the Corporation) (the “Redeemed Certificates”), in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled.

From and after the Corporation Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Series A Preferred Stock designated for redemption in the Redemption Notice as holders of the Series A Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to the shares designated for redemption on such date, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

For avoidance of doubt, the Series A Preferred Stock will continue to have its conversion rights pursuant to Section 6 until the Corporation Redemption Date.

As a condition to the Corporation’s right to cause a redemption under this Section 7, (i) the Corporation must, on the Corporation Redemption Date, have funds legally available for the redemption of the Series A Preferred Stock designated for redemption, (ii) the Corporation must be able to effect such redemption without violating or conflicting with any agreement to which the Corporation is a party or by which it or its assets are bound or the Corporation’s Certificate of Incorporation or Bylaws, and (iii) the Corporation must deposit the Redemption Price of all the outstanding shares of Series A Preferred Stock with a bank or trust corporation having aggregate capital and surplus in excess of $50,000,000, as a trust fund for the benefit of the respective holders of the Series A Preferred Stock designated for redemption and not yet redeemed, with irrevocable instructions and authority to the bank or trust corporation to pay the Redemption Price for such shares to their respective holders on or after the Corporation Redemption Date upon receipt of notification from the Corporation that such holder has surrendered a share certificate to the Corporation pursuant to this Section 7 (or lost stock affidavit and indemnity therefor reasonably acceptable to the Corporation).  As of the Corporation Redemption Date, the deposit shall constitute full payment of the shares to their holders, and from and after the Corporation Redemption Date the shares so called for redemption shall be redeemed and shall be deemed to be no longer outstanding, and the holders thereof shall cease to be shareholders with respect to such shares and shall have no rights with respect thereto except the right to receive from the bank or trust corporation payment of the Redemption Price of the shares, without interest, upon surrender of their certificates therefor (or lost stock affidavit and indemnities therefor reasonably acceptable to the Corporation).  Such instructions shall also provide that any moneys deposited by the Corporation pursuant to this Section 7(e) for the redemption of shares thereafter converted into shares of the Corporation’s Common Stock pursuant to Section 6 hereof prior to the Corporation Redemption Date shall be returned to the Corporation forthwith upon such conversion. The balance of any moneys deposited by the

Corporation pursuant to this Section 7 remaining unclaimed at the expiration of thirty (30) days following the Corporation Redemption Date shall thereafter be returned to the Corporation upon its request expressed in a resolution of its Board of Directors. The Corporation shall thereafter use its commercially reasonable efforts to notify the holder of the related Series A Preferred Stock of the unclaimed amount and such holder’s rights therein.  Notwithstanding anything to the contrary contained in this Section 7, prior to the Corporation Redemption Date, the Corporation may withdraw its Redemption Notice by delivering written notice thereof to the holders of the Series A Preferred Stock and withdraw the deposit from such bank or trust corporation.

Preemptive Rights.

Grant of Right.  So long as at least 2,105,263 shares of Series A Preferred Stock remain outstanding (as adjusted for stock splits, reverse stock splits, stock dividends and similar transactions with respect to the Series A Preferred Stock), subject to the terms and conditions specified in this Section 8, the Corporation hereby grants to each holder of at least 105,263 shares of Preferred Stock (as adjusted for stock splits, reverse stock splits, stock dividends and similar transactions with respect to the Series A Preferred Stock) (each a “Preemptive Rights Offeree”), a right of first offer with respect to any future sales by the Corporation of its Securities (as defined in Section 8(b) below).  An Investor shall be entitled to apportion the right of first offer hereby granted it among itself and its Affiliates in such proportions as it deems appropriate.

Preemptive Rights Process.  Subject to Section 8(c) below, each time the Corporation proposes to offer any shares of or securities convertible into or exercisable for any shares of any class of its capital stock (the “Securities”), the Corporation shall first make an offering of such Securities to each Preemptive Rights Offeree in accordance with the following provisions:

The Corporation shall deliver a notice (the “Preemptive Rights Notice”) to each Preemptive Rights Offeree stating (i) its bona fide intention to offer such Securities, (ii) the number of such Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such Securities.

By written notification received by the Corporation within ten (10) days after giving of the Preemptive Rights Notice, each Preemptive Rights Offeree may elect to purchase or obtain, at the price and on the terms specified in the Preemptive Rights Notice, up to that portion of such Securities which equals the ratio of the number of shares of Common Stock (including shares of Common Stock issuable upon conversion of the Series A Preferred Stock) at the time owned by such Preemptive Rights Offeree to the total number of shares of Common Stock actually issued and then outstanding plus the number of shares of Common Stock issuable upon conversion of the then outstanding Series A Preferred Stock.

In the event that any of the Preemptive Rights Offerees elects not to purchase any portion of such Securities (including if such election is implied because the ten (10) day window provided for in subsection (i) immediately above passes without such Preemptive Rights Offeree having responded to the Corporation), the Corporation shall promptly, in writing, inform each of the Preemptive Rights Offeree who purchases all the Securities available to it (each, a “Fully-Exercising Stockholder”) of any the Preemptive Rights Offeree’s failure to do likewise.  By written notification received by the Corporation within ten (10) days after receipt of such information, each Fully-Exercising Stockholder shall be entitled to obtain up to the number of Securities in the aggregate for which Preemptive Rights Offerees were entitled to but did not subscribe, allocated on a pro rata basis among the Fully-Exercising Stockholders (calculated on an as-converted to Common Stock basis)

If all Securities which the Preemptive Rights Offerees are entitled to obtain (pursuant to Section 8(b)(ii) and Section 8(b)(iii) above) are not elected to be obtained, the Corporation may, during the one-hundred twenty-day period (120) following the expiration of the periods provided in Section 8(b)(ii) and Section 8(b)(iii) above, offer the remaining unsubscribed portion of such Securities to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the Preemptive Rights Notice.  If the Corporation does not enter into an agreement for the sale of the Securities within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Securities shall not be offered unless first reoffered to the Preemptive Rights Offerees in accordance herewith.

Notwithstanding the foregoing provisions of this Section 8, if the Board of Directors determines that it is in the Corporation’s best interests to consummate any sale of Securities prior to expiration of the periods in Section 8(b)(ii) and Section 8(b)(iii) above, the Corporation may consummate such sale prior to expiration of such periods so long as the Corporation makes appropriate provision within fifteen (15) days after consummation of such sale to satisfy any purchase rights under this Section 8 which are exercised by any Preemptive Rights Offeree (as if such Preemptive Rights Offeree had exercised such purchase rights prior to the issuance contemplated by this sentence).

Exempt offerings. The right of first offer in this Section 8 shall not be applicable to the issuance of Securities:

to officers, directors or employees of or consultants to the Corporation for compensation or incentive purposes pursuant to any warrant, stock grant, option agreement or plan, stock purchase plan or other employee stock incentive or compensation program or plan or employment agreement (including such plans under Section 423 of the Internal Revenue Code of 1986, as amended);

in connection with a bona fide business acquisition of or by this Corporation approved by a majority of the disinterested directors of the Corporation, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, including without limitation, pursuant to the Strategic Transaction, to real estate lessors, vendors, banks, lenders, leasing companies or other financial institutions in transactions the primary purpose of which is not the raising of equity capital,

in connection with strategic collaborations, joint ventures, partnership or marketing, distribution, development or licensing agreements transactions) determined to be “strategic” by a majority of the disinterested directors of the Corporation, or rights issued pursuant to a stockholder rights plan (i.e., a “poison pill” plan) which does not treat Oak as an “Acquiring Person” (or similar definition adverse to Oak) and which does not treat any acquisition by Oak of shares of capital stock of the Corporation (or any options, rights, warrants or convertible securities) as a “Triggering Event” or “Distribution Event” (or other similar event which would cause ownership of capital stock by Oak or any such entity to cause a distribution event, flip over event or flip in event).

Voting Rights.

Except as otherwise provided herein, or as otherwise provided by applicable law, the holders of the shares of Series A Preferred Stock (i) shall be entitled to vote with the holders of the Common Stock, as a single class, on all matters submitted for a vote of holders of Common Stock, (ii) shall be entitled to a number of votes equal to the number of votes to which shares of Common Stock issuable upon conversion of such shares of Series A Preferred Stock would have been entitled if such shares of Common Stock had been outstanding at the time of the applicable vote and related record date based upon a conversion at the Initial Conversion Price (as equitably adjusted only for stock splits, reverse stock splits, stock dividends and similar transactions described in Section 6(g)(i)) and (iii) shall be entitled to notice of all stockholders’ meetings in accordance with the certificate of incorporation and bylaws of the Corporation.  Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which the shares of Series A Preferred Stock held by each holder could be converted), shall be disregarded.

So long as at least 2,105,263 shares of Series A Preferred Stock remains outstanding (as adjusted for stock splits, reverse stock splits, stock dividends and similar transactions with respect to the Series A Preferred Stock), the Corporation shall not (and shall not permit any Subsidiary to), without first obtaining the approval of the holders of not less than a majority of the total number of shares of Series A Preferred Stock then outstanding, voting as a single class:

amend, or repeal any provision of, or add any provision to (including an amendment, addition or repeal effected by merger, consolidation, reorganization or any other means), the Corporation’s Certificate of Incorporation (including this Certificate of Designations), or Bylaws if such action would adversely alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Series A Preferred Stock;

offer, sell, designate, authorize or issue, whether by merger, consolidation, reorganization or any other means, shares of any class or series of stock (other than (x) the Common Stock and (y) the Series A Preferred Stock offered and sold pursuant to the Stock Purchase Agreement (each as constituted on the date hereof));

redeem any shares of any class or series of capital stock (other than pursuant to the Corporation’s right to redeem the Series A Preferred Stock pursuant to Section 7 and Section 6(g)(ix) hereof and other than redemptions or repurchases pursuant to employment arrangements approved by the Board of Directors);

increase the number of members of the Board of Directors in excess of nine (9) members;

increase the number of shares of Series A Preferred Stock authorized pursuant to this Certificate of Designations or increase the authorized number of shares of Preferred Stock in the Certificate of Incorporation of the Corporation or, except at a Closing pursuant to the Stock Purchase Agreement, issue any shares of Series A Preferred Stock; or

pay or declare any dividend, whether in cash or property, or make any other distribution on, any Common Stock or other equity securities (other than the Series A Preferred Stock).

The consent or votes required in Section 9(b) above shall be in addition to any approval of stockholders of the Corporation which may be required by law or pursuant to any provision of the Corporation’s Certificate of Incorporation or Bylaws, which approval shall be obtained by vote of the stockholders of the Corporation in the manner provided in Section 9(a) above.

Upon completion of the Initial Closing, the holders of shares of Series A Preferred Stock, voting as a single class, shall be entitled to elect up to two members of the Board of Directors in the aggregate, each of whom shall be nominated by the holders of a majority of the outstanding Series A Preferred Stock (the “Series A Directors”) and, in the event that the holders of a majority of the Series A Preferred Stock issued at the Initial Closing elect to exercise such right, the number of directors then constituting the Board of Directors shall be increased, if necessary, in order to provide for a total of two additional Board seats.  Whenever a majority of the shares of Series A Preferred Stock issued at the Closing under the Stock Purchase Agreement have been converted into Common Stock pursuant to this Certificate of Designations or have been transferred by the initial holders thereof or an Affiliate of the initial holders to a Person that is not an Affiliate of the initial holders, then the right of the holders of the Series A Preferred Stock to elect such additional director(s) shall cease, and, unless the other members of the Board of Directors determine otherwise in a duly adopted resolution, the term of office of any person elected as director by the holders of the Series A Preferred Stock shall forthwith terminate and the number of the Board of Directors shall be reduced accordingly.

No Impairment.  The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Certificate of Designations and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against impairment.  Notwithstanding the foregoing sentence, the Corporation shall not be prohibited from undertaking any actions set forth in, and in strict compliance with, Section 9(b) of this Certificate of Designations.

No Reissuance of Series A Preferred Stock.  Any shares of Series A Preferred Stock converted, purchased or otherwise acquired by the Corporation may not be reissued as Series A Preferred Stock, and all such shares of Series A Preferred Stock shall be canceled and retired, provided, however, that all such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein (including, without limitation, the protective provisions set forth in Section 9 hereof) or in the Certificate of Incorporation (including this Certificate of Designations), or as otherwise required by law.  The Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of Series A Preferred Stock accordingly.

Headings.  The headings of the Sections, subsections, clauses and subclauses of this Certificate of Designations are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

Office.  The Corporation will, so long as any shares of Series A Preferred Stock are outstanding, maintain an office or agency where such shares may be presented for registration and where such shares may be presented for conversion.

Waiver of Corporate Opportunity.  Pursuant to Section 122(17) of the Delaware General Corporation Law and to the maximum extent permitted from time to time under Delaware law, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to those officers, directors or stockholders who are, at the time, associated with or nominated by, or serving as such as representatives of, any institutional investors holding Series A Preferred Stock (or Common Stock issued upon conversion of Series A Preferred Stock) and their Affiliates (including officers or directors who are employees, officers, directors, managers or members of such stockholders or entities controlling or under common control with such stockholders).  For the avoidance of doubt, the Corporation does not renounce any such interest or expectancy in any business opportunities presented to any officer or director who is or was an employee of the Corporation or its subsidiaries.  No amendment or repeal of this Section 14 shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities of which such officer, director or stockholder becomes aware prior to such amendment or repeal.

Waiver by Series A Preferred Stock.  Any of the rights of the holders of Series A Preferred Stock set forth herein may be modified, altered or waived on behalf of an individual holder of Series A Preferred Stock by such holder.  Any of the rights of the holders of Series A Preferred Stock set forth herein may be modified, altered or waived on behalf of all holders of Series A Preferred Stock by the affirmative consent or vote of the holders of shares of Series A Preferred Stock representing at least a majority of the votes represented by the shares of Series A Preferred Stock then outstanding provided such modification, alteration or waiver by its terms is equally applicable to the holders of Series A Preferred Stock.

IN WITNESS WHEREOF, Clarient, Inc. has caused this Certificate of Designations to be signed and attested by the undersigned this 25th day of March, 2009.

CLARIENT, INC.

By:	/s/ Ronald A. Andrews
	Name:	Ronald A. Andrews
	Title:	Chief Executive Officer and Vice Chairman